Exhibit 99.08

Traffic Surges To All Time Record Of More Than 200,000 Visitors In One Day On WWW.PAZOO.COM

WHIPPANY, N.J., May 20, 2014 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that for the first time traffic surged to more than 200,000 visitors in one day on www.pazoo.com. Traffic never stays exactly the same from day to day as it fluctuates up and down depending on social media initiatives and marketing efforts. However, it is a major milestone for Pazoo to have reached 200,000 visitors one day in the past week.

There has been a meteoric increase in traffic over the past 6 weeks on www.pazoo.com. Over the coming days and weeks Pazoo management will now be focused on optimizing the earnings per CPM to increase the gross profit margins from Pazoo’s advertising providers. Additionally there will be a push to increase the amount of the high paying pre-roll, also known as video ads, on the website.  Once this optimization of ad revenue reaches targeted levels, another large scale marketing push will be instituted.

As traffic increases, Pazoo negotiates with current ad providers to fill more media impressions. New ad providers are also brought on as well as direct advertising with major corporations. All of this is in preparation for the September to January holiday season when earnings per CPM reach their highest levels.

CEO of Pazoo, Inc., David Cunic stated, "We are very excited about how this second quarter is playing out. However, we will always take a forward looking approach and make sure we plan not only for the immediate but mid and long term future so that we can maximize revenue and earnings.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: May 20, 2014